Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements of SUPERVALU INC. on Form S-3 (No. 333-200039), Form S-4 (No. 333-83977, No. 333-132397, and No. 333-191144) and Form S-8 (No. 33-16934, No. 33-50071, No. 333-10151, No. 333-89157, No. 333-32354, No. 333-44570, No. 333-100913, No. 333-134671, No. 333-143859, No. 333-158832, No. 333-182757, No. 333-188141, No. 333-191301, No. 333-197760, and No. 333-212883) of our report dated December 16, 2016, relating to the consolidated financial statements of Unified Grocers, Inc. and subsidiaries appearing in this Amendment No. 1 to the Current Report on Form 8-K/A of SUPERVALU INC.

/s/ Moss Adams LLP

Los Angeles, California
September 8, 2017